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MSP Recovery Announces Fiscal Second Quarter 2022 Financial Results
Completed Business Combination Between Lionheart Acquisition Corporation II and MSP Recovery

Paid Value of Potentially Recoverable Claims Grew to $88.3 Billion During Quarter

Acquired Claim Recovery Rights and Rights to Cash Flows Increasing Balance Sheet Assets from $104 Million at December 31, 2021 to $6.6 Billion at June 30, 2022.
Executed Agreements which could provide approximately $1.5 Billion of Capital

Coral Gables, Florida, – August 11, 2022 – MSP Recovery, Inc. (NASDAQ: MSPR)("MSPR," "MSP Recovery," or the "Company"), a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery and technology leader, today announced financial results for the second quarter ended June 30, 2022.

MSPR has seen substantial growth of assets from $104 million at December 31, 2021 to $6.6 billion at June 30, 2022. The company’s significant asset growth paves the way for future revenue generation and reflects increased demand from health plans, providers, and self-insured entities for MSPR’s services, expertise, and portfolio of revenue streams. With 27% of the U.S. automobile insurance market in data matching or settlement discussions, new contracts, and the deployment of new strategic alliances and strategies, company leadership believes the company is primed for future success.

“We are off to a strong start in 2022,” said MSP Recovery Founder and CEO, John H. Ruiz. “Our continued asset growth sets us up for significant future revenue generation. I truly believe that nobody has a better combined understanding of (1) healthcare, (2) healthcare data, and (3) the law; enabling MSP to recover improperly paid claims while also deploying revolutionary technology that we believe will correct the major flaws in the U.S. healthcare system – making our business unique and difficult to replicate."

“We have already exceeded projections for many of the Company's key performance indicators following the business combination thanks to the strength of our expanding claims portfolio,” said MSP Recovery Co-Founder and CLO, Frank C. Quesada. “We believe we will continue to see increased recoveries as our litigation process continues against multiple parties. The recent completion of our business combination was an important milestone for our company. It further increases the market's awareness of MSP Recovery and provides additional resources to execute our growth strategy.”

“Cash flows from operations is one of MSPR’s main priorities and we continue to be focused on closing out pending cases as well as starting a general business practice of billing claims at large scale," said Ruiz. "MSPR has established, through court decisions, the rights of Medicare Part C entities as well as downstream providers to collect from those parties that are primarily responsible. Those rights were solidified by two recent decisions rendered by the Eleventh Circuit Court of Appeals in MSP v. ACE and MSP v. Metropolitan. As per our press release on June 13, 2022, we have commenced billing over $1.5 billion to payers. Coupled with the agreements with Prudent and Virage where MSPR can monetize its claims, the claims billed for which MSPR has begun collecting, and ongoing settlement discussions, I believe MSPR has a clear line of approach to meet our recovery projections.1”

Second Quarter 2022 Financial Highlights

•
Revenue: Total revenue for the second quarter of 2022 was $5.3 million, up 57% from the second quarter of 2021.
•
Operating loss: Operating loss for the second quarter of 2022 was $52.2 million, compared with $1.5 million for the second quarter of 2021. Adjusted operating loss for the second quarter was $8.3 million excluding a one-time non-cash item as part of the business combination of $20.1 million of professional fees - legal related to share-based compensation expense and non-cash claims amortization expense of $23.8 million.2
•
Net loss: Net loss for the second quarter of 2022 was $77.1 million and $1.3 million to controlling members, or net loss per share of $0.09 per share, based on 13.6 million weighted average shares outstanding. Adjusted net loss for the second quarter was $7.9 million excluding the non-cash items noted above and an additional $14.4 million and $11.0 million of non-cash expenses related to change in fair value of warrant and derivative liabilities and paid in kind interest, respectively.2
•
Liquidity: As of June 30, 2022, cash and cash equivalents were $25.0 million. On June 16, 2022, MSP principals John H. Ruiz and Frank C. Quesada loaned the company $112 million to provide operating cash to the Company and cover costs related to the business combination. In addition, we announced potential additional capital resources totaling $1.5 billion which includes cash, $36.5 million prepaid for MSP Law Firm expenses, $1 billion from the Company Common Stock Purchase Agreement (the “CF Purchase Agreement”) between MSP Recovery and CF Principal Investments LLC (“CF”), $200 million from the Investment Capacity Agreement, by and among MSP Recovery and Virage Capital Management LP (the “Virage ICA”), based on anticipated initial closing under the Virage ICA, and up to an additional $250 million from the Prudent Sale.

1 The guidance provided is an estimate based on management’s knowledge. The nature of the Company’s business and the timing and amount of recoveries, can, depending on various factors, be unpredictable and the Company cannot provide assurances in that regard.

2 Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below.

Second Quarter 2022 Key Metrics

Since announcing the business combination with Lionheart Acquisition Corporation II, our portfolio has continued to grow. Below is detail on the increase in our portfolio since the announcement:

Select Portfolio Metrics
As of	June 30	September 30	December 31	March 31	June 30
(in millions)	2021	2021	2021	2022	2022
Total Paid Amount	$66,011	$67,162	$364,438	$366,879	$370,154
Paid Value of Potentially Recoverable Claims (PVPRC)	14,340	15,248	86,629	87,284	88,305
Billed Value of Potentially Recoverable Claims (BVPRC)	53,710	55,366	363,231	367,836	371,321

As of June 30, 2022, MSPR has the following developments:

•
Total Paid Amount of owned claims has increased to $370 billion, as of June 30, 2022, up 2% from $364 billion as of December 31, 2021 and up 461% from $66.0 billion from June 30, 2021.
•
Paid Value of Potential Recoverable Claims grew to $88.3 billion, as of June 30, 2022, up 2% from $86.6 billion as of December 31, 2021 and up 516% from $14.3 billion from June 30, 2021.
•
Prudent Group committed to cash payments of up to $250 million to purchase a portion of the value of the individual demand letters, starting in Q3 of 2022 (the "Prudent Sale").
•
Strategic alliance with litigation firms Milberg Coleman Bryson Phillips Grossman, PLLC and Rivero Mestre, LLP, adds significant additional resources to secure recoveries.
•
Currently in data matching or settlement discussions with 27.4% of the Auto Insurance Market.
•
MSPR entered into agreements with multiple top auto insurers to halt litigation to explore whether a framework for a global resolution exists, where auto insurers will provide data to MSP.
•
Cano Health and La Colonia Medical Center have agreed to upload patients’ data to LifeWallet.
•
MSPR working with Tokenology on tokenized healthcare initiative on the Polygon network. This initiative, combined with LifeWallet’s biometric technology targets fraud and abuse in the U.S. healthcare system.
•
Signed an agreement with Mexico’s SeguriTech, to enhance MSPR’s data capabilities, position with MSPR for international growth, and expand MSPR’s services across Mexico.

Portfolio Growth:

MSPR seeks assignment of recovery rights from secondary payers by acquiring the recovery rights to claims from secondary payers via Claims Cost Recovery Agreements (“CCRA”). Prior to executing a CCRA, the Company utilizes its proprietary internal data analytics platform to review the set of claims and identify claims with probable recovery paths. MSPR’s assets are these irrevocable assignments of health claims recovery rights that are automatic, all-encompassing and superior to other interests supported by Federal and State laws and regulations. The table below outlines the Company's growth in these assignments:

MSP Recovery CCRA and Claims Growth by Year
Year of CCRA	Claims Count	PVPRC	BVPRC	Total Paid Amount	Total Billed Amount
	(thousands)	(millions)	(millions)	(millions)	(millions)
2014	9,400	$668	$3,286	$3,077	$13,187
2015	8,390	819	3,207	3,589	13,279
2016	20,186	3,305	18,233	14,261	75,623
2017	65,704	5,824	14,108	19,775	53,527
2018	23,742	3,407	10,831	17,920	62,483
2019	29,094	2,645	10,281	15,515	59,155
2020	171	19	128	68	429
2021	490,269	71,617	311,248	295,949	1,275,489
2022	-	-	-	-	-
Total	646,956	$88,305	$371,321	$370,154	$1,553,172

Demand Letters:

MSPR recently announced a strategy whereby the Company is sending out individual demand letters on identified recoverable claims to responsible payers for prompt payment. We expect this strategy to result in more predictable and visible revenues. The table below outlines specific dollar amounts identified by the Company, broken down by litigation and demand letter type, that it plans to pursue against different responsible parties:

Recoveries Being Sought by Category
($'s in millions)	Identified Incidents	Total Claims	Paid Amounts	Billed Amounts Sought
Accident Related:
Data Matching(1)	334,622	58,605,326	$4,472.50	$17,821.70
Demand Letter(2)
1st Party Demands	11,807	1,328,278	117.60	818.30
3rd Party Demands	16,212	2,433,565	227.30	1,631.20
Case and Lien Recoveries	2,068	135,702	17.10	69.20

Fraud & Misconduct Cases:
Private Lien Resolution Programs(3)	342	33,244	4.40	23.00
Big Pharma/Product Liability(2)	1,683,811	56,635,380	5,274.70	17,032.10

Group Health Plan Recovery	15,792	21,589	N/A	13.00
(1)
Data Matching represents potential recovery opportunities the Company has identified via court orders or agreements with primary payers. These represent potential recoveries that MSP could receive from a portion of our settlement discussions with 27.4% of Auto Insurance industry or via demand letters.
(2)
As previously announced June 13th and 27th 2022, MSP initiated billing amounts to primary payers (i.e., property and casualty insurers) and Big Pharma, giving these parties the opportunity to pay without the need for litigation or extended litigation.
(3)
PLRPs are established to resolve health care liens asserted by private health insurance providers in mass tort settlements. MSPR is actively working with various lien resolution administrators to recover on those owned claims for which manufacturers have already settled other lawsuits and established PLRPs.

Financial Outlook

MSP Recovery is providing guidance for its full year 2022 as follows:

•
Portfolio 2022 Guidance: Exceeded target for 2022 for growth in paid value of potentially recoverable claims by 3.2 times.
•
Full Year 2022 Recoveries Guidance: Total Gross Recoveries2 is expected to be approximately $992 million. The guidance provided is an estimate based on management’s knowledge. The nature of the Company’s business and the timing and amount of recoveries, can, depending on various factors, be unpredictable and the Company cannot provide assurances in that regard.

Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below.

2 Total Gross Recoveries is the cash received or to be received by MSPR for recoveries that may be through consolidated or non-consolidated entities.

Quarterly Conference Call

MSP Recovery will host a conference call today at 8:30 a.m. Eastern Time to review the Company’s financial results for the second quarter ended June 30, 2022. To access this call, dial (866) 652-5200 for the U.S. or Canada, or (412) 317-6060 for callers outside the U.S. or Canada. A live webcast of the conference call will be accessible from the Investors section of MSP Recovery’s website at https://www.msprecovery.com/, and a recording will be archived and accessible at https://investors.msprecovery.com/. An audio replay of this conference call will also be available through November 11, 2022, by dialing (877) 344-7529 for the U.S. or Canada, or (412) 317-0088 for callers outside the U.S. or Canada, and entering 5611243.

About MSP Recovery

Founded in 2014, MSP Recovery has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries against responsible parties. MSP Recovery provides the healthcare industry with comprehensive compliance solutions, while innovating technologies to help save lives. For more information, visit: www.msprecovery.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including for example guidance for 2022 portfolio recovery and total gross recoverables. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by MSP Recovery herein speaks only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for MSPR to predict or identify all such events or how they may affect it. MSPR has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, MSPR’s ability to capitalize on its assignment agreements and recover monies that were paid by the assignors; litigation results; the validity of the assignments of claims to MSPR; the ability to successfully expand the scope of MSPR’s claims or obtain new data and claims from MSPR’s existing assignor base or otherwise; MSPR’s ability to innovate and develop new solutions, and whether those solutions will be adopted by MSPR’s existing and potential assignors; negative publicity concerning healthcare data analytics and payment accuracy; and those other factors included in MSPR’s S-1 Registration Statement dated July 7, 2022, Quarterly Reports on Form 10-Q and other reports filed by it with the SEC. These statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In thousands except per share amounts)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$25,045	$1,664
Restricted cash	11,420	-
Accounts receivable	901	-
Affiliate receivable	2,111	4,070
Indemnification asset	719,413	-
Prepaid expenses and other current assets	36,890	13,304
Total current assets	795,780	19,038
Property, plant and equipment, net	950	750
Deferred tax asset	857	-
Intangible assets, net	2,095,735	84,218
Investment in rights to claim recovery cash flows	3,673,610	-
Total assets	$6,566,932	$104,006

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$29,575	$4,609
Affiliate payable	20,202	45,252
Commission payable	476	465
Deferred service fee income	249	249
Derivative Liability	9,003	-
Warrant Liability	9,708	-
Guaranty obligation	719,413
Other current liabilities	11,057	3,489
Total current liabilities	799,683	54,064
Claims financing obligation & notes payable	111,395	106,805
Loan from related parties	125,759	-
Interest payable	111,324	94,545
Total liabilities	$1,148,161	$255,414
Commitments and contingencies (Note 12)

Class A common stock subject to possible redemption, 1,129,589 shares at redemption value as of June 30, 2022.	2,417	-

Stockholders' Equity (Deficit):
Class A common stock, $.0001 par value; 5,500,000,000 shares authorized; 66,051,029 issued and outstanding as of June 30, 2022	$7	$-
Class B common stock, $0.0001 par value; 0 and 10,000,000 shares authorized; 0 and 5,750,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021	-	-
Class V common stock, $.0001 par value; 3,250,000,000 shares authorized; 3,154,473,292 issued and outstanding as of June 30, 2022	315	-
Additional paid-in capital	187,269	-
Members' equity	-	(155,756)
Accumulated deficit	(23,074)	-
Total Stockholders' Equity	$164,517	$(155,756)
Non-controlling interest	5,251,837	4,348
Total equity	$5,416,354	$(151,408)
Total liabilities and equity	$6,566,932	$104,006

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
(In thousands except per share amounts)	2022	2021	2022	2021
Claims recovery income	$1,319	$—	$1,428	$15
Claims recovery service income	3,971	3,360	12,047	6,774
Total Claims Recovery	$5,290	$3,360	$13,475	$6,789
Operating expenses
Cost of claim recoveries	694	-	701	8
Claims amortization expense	23,818	36	26,535	67
General and administrative	5,982	2,723	10,428	5,336
Professional fees	3,118	1,970	5,056	3,067
Professional fees - legal	23,765	8	26,237	30
Depreciation and amortization	72	135	151	167
Total operating expenses	57,449	4,872	69,108	8,675
Operating Loss	$(52,159)	$(1,512)	$(55,633)	$(1,886)
Interest expense	(10,977)	(6,667)	(21,392)	(12,589)
Other (expense) income, net	39	899	37	1,323
Change in fair value of warrant and derivative liabilities	(14,353)	-	(14,353)	-
Net loss before provision for income taxes	$(77,450)	$(7,280)	$(91,341)	$(13,152)
Provision for income tax benefit (expense)	326	-	326	-
Net loss	$(77,124)	$(7,280)	$(91,015)	$(13,152)
Less: Net (income) loss attributable to non-controlling members	75,836	-	89,727	-
Net loss attributable to controlling members	$(1,288)	$(7,280)	$(1,288)	$(13,152)

Basic and diluted weighted average shares outstanding, Class A Common Stock	13,607,255	N/A	13,607,255	N/A
Basic and diluted net income per share, Class A Common Stock	$(0.09)	N/A	$(0.09)	N/A

Non-GAAP Financial Measures

MSP RECOVERY, INC. and Subsidiaries

Non-GAAP Reconciliation

(Unaudited)

Three months ended
(In thousands)	June 30, 2022
GAAP Operating Loss	(52,159)
Share based compensation	20,055
Claims amortization expense	23,818
Operating Loss excluding non-cash or one time items	$(8,286)

GAAP Net Loss	(77,124)
Share based compensation	20,055
Claims amortization expense	23,818
Paid-in-kind Interest	10,977
Change in fair value of warrant and derivative liabilities	14,353
Net Loss excluding non-cash or one time items	$(7,921)

In addition to the financial measures prepared in accordance with GAAP, this press release also contains Non-GAAP financial measures. We consider "Net loss excluding non-cash and one-time expenses" and "Operating loss excluding non-cash or one-time items" as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business's ongoing operating performance on a consistent basis across reporting periods. Net loss excluding non-cash and one-time expenses represents Net loss adjusted for certain non-cash and non-recurring expenses, and Operating loss excluding non-cash or one-time items represents Operating loss adjusted for certain non-cash and non-recurring expenses. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures will be included in Management's Discussion and Analysis in the Form 10-Q.